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                                                                    Exhibit 10.3

                             TAX SHARING AGREEMENT

         AGREEMENT made as of February 16, 2000 among UCAR International Inc. ("UCAR") and its subsidiary, UCAR Graph-Tech Inc. ("Graph-Tech").

         WHEREAS, UCAR is a party to a Tax Sharing Agreement made as of February 16, 2000 with certain of its other domestic subsidiaries (the "Other Domestic Subsidiaries") (the "Primary Tax Sharing Agreement");

         WHEREAS, UCAR, through wholly owned domestic subsidiaries, all of whom are parties to the Primary Tax Sharing Agreement, owns all of the issued and outstanding shares of capital stock of Graph-Tech, UCAR, the Other Domestic Subsidiaries and Graph-Tech have become members of an affiliated group within the meaning of section 1504(a) of the Internal Revenue Code of which UCAR is the common parent corporation (the "Affiliated Group"); and UCAR proposes to include Graph-Tech in filing a consolidated federal income tax return for the calendar year 1999 and thereafter; and

         WHEREAS, UCAR and Graph-Tech desire to establish a method for allocating the consolidated tax liability of UCAR and Graph-Tech and for reimbursing UCAR for the payment of such tax liability;

         NOW, THEREFORE, UCAR and Graph-Tech agree as follows:

         1.      Consolidated Return Election.

         If at any time and from time to time UCAR so elects, Graph-Tech will join the other members of the Affiliated Group in the filing of a consolidated federal income tax return for the calendar year of 1999 and for any subsequent taxable period for which Graph-Tech and the other members of the Affiliated Group are required or permitted to file such a return. UCAR and Graph-Tech agree to file such consents, elections and other documents and take such other action as may be necessary or appropriate to carry out the purpose of this
Section 1. Any period for which Graph-Tech is included in a consolidated federal income tax return filed by UCAR is referred to in this Agreement as a "UCAR Consolidated Return Year."

         2.      Graph-Tech's Liability to UCAR for UCAR Consolidated Return
                 Years.

         Within 30 days after the filing of each UCAR Consolidated Federal Income Tax Return for each UCAR Consolidated Return Year, Graph-Tech shall pay to UCAR the amount (if any) of federal income taxes for which Graph-Tech would have been liable for that year, computed as though Graph-Tech had filed a separate return for such UCAR Consolidated Return Year and for all other UCAR Consolidated Return Years.

         3.      Interim Estimated Payments.

         Graph-Tech shall advance to UCAR (within a reasonable period after request by UCAR) amounts necessary to reimburse UCAR for that portion of any estimated federal income tax payments attributable to the inclusion of Graph-Tech in the Affiliated Group. Any amounts so paid in any year shall operate to reduce the amount payable to UCAR following the end of such year pursuant to Section 2, above, and any negative balance resulting from such reduction shall
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be refunded by UCAR to Graph-Tech no later than 30 days after the filing of each UCAR Consolidated Federal Income Tax Return for each UCAR Consolidated Return Year.

         4.      Tax Adjustments.

         In the event of any adjustment of the tax returns of UCAR, Graph-Tech and the other members of the Affiliated Group as filed (by reason of an amended return, claim for refund, or an audit by the Internal Revenue Service or other taxing authorities), the liability of Graph-Tech under Section 2 and 3 shall be redetermined to give effect to any such adjustment as if it has been made as part of the original computation of tax liability, and payments between UCAR and Graph-Tech based thereon shall be made within 30 days after any such payments are made or refunds are received, or, in the case of contested proceedings, within 30 days after a final determination of the contest.

         If Graph-Tech ceases to be a member of the Affiliated Group (a "Deconsolidation Event"), then Graph-Tech will indemnify UCAR with respect to any federal, state or local income, franchise or other tax liability (including any related interest, additions or penalties) imposed on UCAR as a result of an audit or other adjustment with respect to any period prior to such Deconsolidation Event that is attributable to Graph-Tech or any predecessor business thereof (computed as though Graph-Tech each had filed a separate return for each UCAR Consolidated Return Year).

         5.      Graph-Tech and New Subsidiaries

         If at any time Graph-Tech acquires or creates one or more corporations that are includable corporations of the Affiliated Group, they shall be subject to this Agreement and all references to Graph-Tech herein shall thereafter interpreted to refer to Graph-Tech and such includable corporations as a group.

         6.      State Income Tax Liability.

         Principles similar to those set forth herein shall apply to allocate consolidated, combined or unitary state income tax liability among UCAR and Graph-Tech.

         7.      Successors.

         This Agreement shall be binding on and inure to the benefit of any successor, by merger, acquisition of stock or otherwise, to any of the parties hereto (including but not limited to any successor of UCAR or Graph-Tech succeeding to their tax attributes under section 381 of the Internal Revenue
Code), to the same extent as if such successor had been an original party to the Agreement.

         8.      Effective Date.

         This Agreement shall be effective retroactive to the formation of Graph-Tech and as such, shall apply to the UCAR Consolidated Return Year 1999.
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         IN WITNESS WHEREOF, UCAR and Graph-Tech have executed this Agreement by authorized officers thereof as of the date first above written.

                          UCAR International Inc.


                          By: /s/
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                          Its:
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                          UCAR Graph-Tech Inc.


                          By : /s/
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                          Its:
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